Exhibit 99.1

LookSmart Reports First Quarter 2010 Results

SAN FRANCISCO, May 5, 2010—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the first quarter ended March 31, 2010.

Revenues for the first quarter of 2010 were $13.3 million, flat compared to $13.3 million in the first quarter of 2009 and a 4% increase from $12.8 million in the fourth quarter of 2009. Net loss for the first quarter of 2010 was $0.5 million, or ($0.03) per diluted share. This compares to a net loss for the first quarter of 2009 of $2.0 million, or ($0.12) per diluted share. Net loss for the fourth quarter of 2009 was $0.9 million, or ($0.05) per diluted share.

Loss from continuing operations for the first quarter of 2010 was $0.6 million, which includes $0.2 million of severance expense. This compares to a loss from continuing operations in the first quarter of 2009 of $2.1 million, which includes $0.8 million of expense related to the evaluation of strategic growth alternatives. Loss from continuing operations for the fourth quarter of 2009 was $1.0 million, which includes $0.2 million of severance expense offset by $0.2 million of income tax benefit.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “In the first quarter of fiscal 2010, we made solid progress on reducing expenses and cash usage. These activities have been effected in conjunction with our key strategic initiative to develop data analytic techniques that improve traffic delivery to customers and reduce traffic acquisition costs, while enhancing the quality and consistency of our traffic. We believe that the integration of these techniques with our AdCenter platform will enable us to provide optimized and customizable solutions to an on-line ecosystem for which these solutions create a unique competitive advantage. While the progress on this strategic initiative is not yet reflected in our financial results, we are confident that these offerings will result in a significant and sustainable improvement of our financial performance in the coming quarters.”

Revenues from the Company’s Advertiser Network were $12.4 million in the first quarter of 2010, an increase of 3% from $12.0 million in the first quarter of 2009 and 4% from $11.9 million in the fourth quarter of 2009. Revenues from the Company’s Publisher Solutions were $0.9 million in the first quarter of 2010, a decrease of 31% from $1.2 million in the first quarter of 2009 and an increase of 1% from $0.8 million in the fourth quarter of 2009.

Gross margins from continuing operations decreased to 32% in the first quarter of 2010 from 39% in the first quarter of 2009 and from 33% in the fourth quarter of 2009. The year-over-year decrease in gross margins reflects higher traffic acquisition costs (TAC) as compared to the first quarter of 2009. The slight sequential decline in gross margins reflects the impact of duplicate data center costs of $0.1 million in the first quarter of 2010 and flat TAC.

Total operating expenses in the first quarter of 2010 decreased to $4.9 million, which includes $0.2 million of non-cash, share-based compensation charges and $0.2 million of severance expense. Operating expenses for the first quarter of 2009 were $7.3 million, which includes $0.5 million of non-cash, share-based compensation charges and $0.8 million of expense related to the evaluation of strategic growth alternatives. Operating expenses for the fourth quarter of 2009 were $5.3 million, which includes $0.2 million of non-cash, share-based compensation charges, $0.2 million of severance expense and $0.1 million of non-cash impairment charges. The Company’s improved operating expenses on a year-over-year and sequential basis include the benefit of the relocation of headquarters in November 2009.

Non-GAAP net loss (net loss before discontinued operations and excluding stock based compensation and impairment charges) for the first quarter of 2010 was $0.5 million compared to a loss of $1.6 million in the first quarter of 2009. Non-GAAP net loss for the fourth quarter of 2009 was $0.7 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the first quarter of 2010 were $1.1 million, compared to $0.9 million in the first quarter of 2009, and $0.7 million in the fourth quarter of 2009. Depreciation and amortization from continuing operations in the first quarter of 2010 was $0.7 million, which is flat on a year-over-year and sequential basis.

The Company ended the quarter with $24.7 million in cash, cash equivalents, and investments, a decrease of $3.0 million from $27.7 million at December 31, 2009. This decrease is primarily related to our previously announced decision to pay cash for capital expenditures rather than utilizing a capital lease structure which totaled $1.4 million for the quarter, slower collections from one large customer and increased revenue from several invoice customers. Net cash used in operating activities for the three months ended March 31, 2010 was approximately $1.3 million.

Q1 2010 Key Metrics Performance

•	Total paid clicks for the first quarter of 2010 were 244 million, compared to 184 million for the first quarter of 2009 and 243 million for the fourth quarter of 2009.

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Average Advertising Network revenue per click (RPC) for the first quarter of 2010 was $0.051, a decrease from $0.065 in the first quarter of 2009 and an increase from $0.049 in the fourth quarter of 2009.

•	Traffic acquisition costs (TAC) of 67.5% for LookSmart’s Ad Network increased from the 63.1% rate in the first quarter of 2009 and the 67.3% rate in the fourth quarter of 2009.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2010 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Steve Markowski, Chief Financial Officer. To listen to the call from the US, dial 1- 877-407-4018; from outside the US, dial 1- 201-689-8471. A telephonic replay of the call will be available until Wednesday, May 19, 2010, 11:59 pm ET. To access the replay from the US, dial 1-877-660-6853 and enter account number 3055, passcode 350265; from outside the US, dial 1- 201-612-7415 and enter account number 3055, passcode 350265. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net loss below:

	Three Months Ended
(000's)	March 31, 2010 (unaudited)	December 31, 2009 (unaudited)	March 31, 2009 (unaudited)
GAAP net loss	$(546)	$(935)	$(2,040)
Add: Stock based compensation from continuing operations	169	226	517
Add: (Income) loss from discontinued operations	(93)	(93)	(109)
Add: Impairment charges	—	100	—

Non-GAAP net loss	$(470)	$(702)	$(1,632)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net loss,” which is a non-GAAP financial measure. Non-GAAP net loss consists of net loss before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net loss, the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net loss as a supplemental measure in the evaluation of our business, and believes that non-GAAP net loss provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$20,192	$22,933
Short-term investments	4,473	4,780

Total cash, cash equivalents and short-term investments	24,665	27,713
Trade accounts receivable, net	5,111	3,990
Prepaid expenses and other current assets	980	847

Total current assets	30,756	32,550
Property and equipment, net	4,286	3,717
Capitalized software and other assets, net	2,112	2,080

Total assets	$37,154	$38,347

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,345	$2,918
Accrued liabilities	4,159	5,477
Deferred revenue and customer deposits	1,062	1,113
Current portion of long-term obligations	1,343	1,272

Total current liabilities	9,909	10,780
Capital lease and other obligations, net of current portion	1,689	1,646

Total liabilities	11,598	12,426

Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at March 31, 2010 and December 31, 2009; Issued and Outstanding: none at March 31, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; Authorized: 200,000 shares at March 31, 2010 and December 31, 2009; Issued and Outstanding: 17,157 shares and 17,145 shares at March 31, 2010 and December 31, 2009, respectively	17	17
Additional paid-in capital	261,164	260,981
Accumulated other comprehensive gain	1	3
Accumulated deficit	(235,626)	(235,080)

Total stockholders’ equity	25,556	25,921

Total liabilities and stockholders’ equity	$37,154	$38,347

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2010	2009
Revenue	$13,286	$13,254
Cost of revenue	9,036	8,102

Gross profit	4,250	5,152

Operating expenses:
Sales and marketing	1,200	1,365
Product development and technical operations	2,444	2,613
General and administrative	1,222	3,369

Total operating expenses	4,866	7,347

Loss from operations	(616)	(2,195)
Non-operating income (expense), net	(17)	54

Loss from continuing operations before income taxes	(633)	(2,141)
Income tax expense	6	8

Loss from continuing operations	(639)	(2,149)
Income from discontinued operations, net of tax	93	109

Net loss	$(546)	$(2,040)

Net loss per share - Basic and Diluted
Loss from continuing operations	$(0.04)	$(0.13)
Income from discontinued operations, net of tax	0.01	0.01

Net loss per share	$(0.03)	$(0.12)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,145	17,076